Exhibit 10.2

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of January, 2014 (the “Effective Date”), by and between INTERNATIONAL PLAZA HOLDING COMPANY, LLC, a Delaware limited liability company (“IPHC”), and T-C INTERNATIONAL PLAZA INVESTOR GP LLC, a Delaware limited liability company (“Investor”).
A.    On the Effective Date, IPHC, which is qualified to do business in Florida as IP Partner Holding Company, LLC, owned a fifty and one-tenth percent (50.1%) partnership interest in Tampa Westshore Associates Limited Partnership, a Delaware limited partnership (“Tampa Westshore”) as a general partner.
B.    On the Effective Date, Woodland Shopping Center Limited Partnership, a Delaware limited partnership (“Woodland”) owned a forty-nine and ninety-hundredths percent (49.90%) partnership interest (consisting of a one-quarter of one percent (.25%) interest as a general partner and a forty-nine and sixty-five hundredths percent (49.65%) interest as a limited partner) in Tampa Westshore, and on the Effective Date, immediately prior to the execution of this Agreement, Woodland’s one-quarter of one percent (.25%) general partner interest was converted into a limited partner interest, such that Woodland holds a forty-nine and ninety-hundredths percent (49.90%) partnership interest in Tampa Westshore as a limited partner (the “Original Woodland Partnership Interest”).
C.    Tampa Westshore holds (i) the tenant’s leasehold interest in that certain Shopping Center Lease, dated September 10, 1998, by and between Hillsborough County Aviation Authority, a public body corporate existing under the laws of the State of Florida (“Ground Lessor”), and Tampa Westshore, as amended by First Amendment to Shopping Center Lease, dated June 1, 2001, by and between Ground Lessor and Tampa Westshore, and as further amended by Second Amendment to Shopping Center Lease, dated November 3, 2011, by and between Ground Lessor and Tampa Westshore (collectively, the “Shopping Center Lease”), on which Tampa Westshore has constructed that certain retail shopping center known as “International Plaza” (the “Shopping Center”), as more particularly described on Exhibit A (the “Shopping Center Land”), and (ii) the tenant’s leasehold interest in that certain Lease, dated June 14, 2001, by and between Ground Lessor and Concorde Companies, a Florida general partnership (“Concorde”), and recorded with the Clerk of the Circuit Court of Hillsborough County, Florida (the “Public Records”) in Book 10,942, Page 0686, as amended by First Amendment to Lease, dated April 5, 2007, by and between Ground Lessor and Concorde, and recorded in the Public Records in Book 17,689, Page 1891, as assigned by Concorde to IP Land Associates, LLC, a Delaware limited liability company (“IP”), by Ground Lease Assignment, dated April 20, 2007, and recorded in the Public Records in Book 17,692, Page 1077, as assigned by IP to Tampa Westshore by Ground Lease Assignment, dated January 8, 2008, and recorded in the Public Records in Book 18,386, Page 16 (collectively, the “Parcel E Lease”), covering that certain parcel of land adjacent to the property on which the Shopping Center is constructed, known as “Parcel E”, as more particularly described on Exhibit B (“Parcel E Land”; the Parcel E Land and the Shopping Center Land, being referred to herein collectively, as the “Land”).
D.    On the Effective Date, pursuant to and in accordance with this Agreement, IPHC shall sell a one percent (1%) general partner interest in Tampa Westshore (the “Partnership Interest”) to Investor, and IPHC shall retain a forty-nine and one tenth percent (49.1%) partnership interest as a general partner in Tampa Westshore. On the Effective Date, pursuant to and in accordance with that certain Purchase and Sale Agreement, dated as of the Effective Date (the “Purchase Agreement”), by and between Woodland and T-C International Plaza Investor LP LLC, a Delaware limited liability company (“T-C Investor LP”), and simultaneously herewith, Woodland shall sell to T-C Investor LP a forty-eight and nine-tenths percent (48.9%)

partnership interest in Tampa Westshore as a limited partner (which partnership interest is a portion of the Original Woodland Partnership Interest). Woodland shall as a result thereof, own a one percent (1%) partnership interest as a limited partner in Tampa Westshore.
E.    IPHC, Woodland, Investor and T-C Investor LP desire to, immediately following the consummation of the transactions described above, amend and restate the Second Amended and Restated Agreement of Limited Partnership of Tampa Westshore by entering into a Third Amended and Restated Agreement of Limited Partnership of Tampa Westshore in such form as shall be mutually agreed upon between and among the parties (the “Tampa Westshore Agreement”) in accordance with and subject to the terms and conditions set forth in this Agreement and the Purchase Agreement.
NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE.

1.1    Sale by IPHC. At the closing of the transaction contemplated by this Agreement (the “Closing”), which shall occur on the Effective Date, upon and subject to the terms of this Agreement, IPHC shall sell and assign to Investor the Partnership Interest and all rights and obligations relating to the Partnership Interest, for a purchase price (the “Purchase Price”) of Thirty-Nine Million Seven Hundred Fifty-Seven Thousand Five Hundred and No/100 Dollars ($39,757,500.00). The parties acknowledge that the outstanding principal amount under the Existing Loan (defined below) is Three Hundred Twenty-Five Million and No/100 Dollars ($325,000,000.00), and that Investor will be allocated a prorata portion of such debt as provided pursuant to the Code (defined below) and determined in accordance with its percentage interest in Tampa Westshore. As used herein, the “Property” shall mean the following property:

(a)Tampa Westshore’s leasehold interest under the Shopping Center Lease and the Parcel E Lease (collectively, the “Leasehold Interest”);

(b)Tampa Westshore’s right, title and interest in and to all buildings, structures, improvements, fixtures, machinery, equipment and furnishings located on the Land (collectively, the “Improvements”; the Leasehold Interest and the Improvements are collectively referred to as the “Real Property”);

(c)Tampa Westshore’s right, title and interest in, to and under all leases (other than the Shopping Center Lease and the Parcel E Lease), occupancy agreements and license agreements affecting the Real Property or any part thereof, entered into by or on behalf of Tampa Westshore as of the Effective Date, all modifications and amendments therefor, and all guarantees thereof identified in the rent roll attached hereto as Schedule 1.1(c) (the “Rent Roll”) and the schedule of lease documents set forth in Schedule 1.1(c-1) (each such lease, occupancy agreement and license agreement, including any applicable amendment, modification and guaranty, a “Lease” and collectively, the “Leases”);

(d)Tampa Westshore’s right, title and interest in and to all furniture, furnishings, fixtures, equipment and other tangible personal property, if any, owned by Tampa Westshore, located in or on the Real Property and used solely in connection therewith (the “Tangible Personal Property”);

(e)Tampa Westshore’s right, title and interest in, to and under all maintenance, service, and other like contracts and agreements with respect to the ownership and operation of the Real

Property or any portion thereof identified on Schedule 1.1(e) (the “Service Contracts”), except as expressly set forth to the contrary in this Agreement;

(f)Tampa Westshore’s right, title and interest in and to all intangible property, permits, licenses, approvals, guarantees and warranties pertaining to the Real Property (the “Intangibles”);

(g)Tampa Westshore’s right, title and interest in, to and under the reciprocal easement agreement identified on Schedule 1.1(g) attached hereto (the “REA”); and

(h)Tampa Westshore’s right, title and interest in, to and under those documents set forth on Schedule 1.1(h) attached hereto (the “Other Agreements”).

The documents referenced in Sections 1.1(c), 1.1(e), 1.1(g) and 1.1(h) are collectively referred to in this Agreement as the “Mall Agreements”. Notwithstanding anything set forth herein to the contrary, the term “Property” expressly excludes (i) all property owned by tenants or other users or occupants of the Real Property (including, without limitation, any property manager, provided that Tampa Westshore shall cause such property manager to keep available for use at the Property any such property owned by such property manager and used in connection with the operation of the Property, unless replaced or no longer needed), (ii) all rights with respect to any refund of taxes applicable to any period prior to Closing, and (iii) other than with respect to Tort Claims (as hereinafter defined), all rights to any insurance proceeds or settlements for events occurring prior to Closing.
1.2    Acceptance of Assignment. At the Closing, upon paying the Purchase Price, Investor shall purchase and accept the Partnership Interest and be admitted as a general partner in Tampa Westshore with a one percent (1%) general partner interest in Tampa Westshore, and IPHC shall thereupon be a general partner in Tampa Westshore with a one percent (1%) general partner interest, all as provided herein and in the Tampa Westshore Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF IPHC AND INVESTOR, ETC.

2.1IPHC’s Representations. To induce Investor to enter into this Agreement and to consummate the transactions contemplated hereby, IPHC hereby makes the following representations and warranties to Investor as of the Effective Date:

Representations Regarding IPHC:
2.1.1Formation. IPHC is a duly organized and validly existing limited liability company under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware.

2.1.2Authority and Status. IPHC has the limited liability company power, capacity and authority to own its partnership interest in Tampa Westshore, to transact the business in which it is engaged and to consummate the transactions contemplated by this Agreement. This Agreement and all instruments, documents and agreements to be executed by IPHC in connection herewith are duly authorized, executed and delivered by IPHC and are valid, binding and enforceable obligations of IPHC. The execution and delivery of this Agreement and performance of IPHC’s obligations hereunder do not require any third-party consents, approvals, authorizations or other actions (except as may be required under the loan documents governing the first mortgage loan (the “Existing Loan”) encumbering the Shopping Center (the “Loan Documents”), which, to the extent required, has been obtained or waived prior to the Effective Date); nor will they give rise to or invoke any rights of first refusal or first offer, buy/sell rights, put rights or other similar rights in favor of any other party.

2.1.3Requisite Action. As of the Effective Date, all requisite limited liability company action has been taken by IPHC and all requisite consents have been obtained in connection with IPHC’s execution, delivery and performance of this Agreement, the instruments and documents referenced herein, and the consummation of the transactions contemplated hereby.

2.1.4No Breach or Default. Neither the execution or delivery of this Agreement, the consummation of the transaction contemplated hereby nor the fulfillment of the terms hereof shall result in a breach of or constitute a default under IPHC’s organizational documents or any other agreement, indenture, deed of trust, mortgage, document, instrument or any other obligation to which IPHC is a party or to which IPHC may be bound or affected, or under any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to IPHC.

2.1.5Title to Partnership Interest. IPHC holds good title to the Partnership Interest, free and clear of any and all liens, security interests, claims or other encumbrances.

2.1.6No Bankruptcy. IPHC is not the subject of any reorganization, liquidation, dissolution, receivership, or other action or proceeding under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., or any other municipal, county, state, or federal statute, code, ordinance, law, rule, or regulation affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary, and including, without limitation, any proceeding to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer, or otherwise, or to recover the value thereof or to charge, encumber, or impose a lien thereon.

2.1.7Litigation. There are no judgments, orders or decrees of any kind against IPHC. IPHC has not been served with any litigation which remains outstanding nor does IPHC have any actual knowledge of any material pending or threatened action, suit, litigation or other legal or administrative proceeding against IPHC with respect to the ownership of the Partnership Interest.

Representations Regarding Tampa Westshore and Certain Representations Regarding IPHC:
2.1.8Formation. Tampa Westshore is a duly organized and validly existing limited partnership under the laws of the State of Delaware.

2.1.9Authority. Tampa Westshore has the partnership power and authority to possesses the material rights, licenses, authorizations and approvals, governmental or otherwise, necessary to entitle it to own, lease or otherwise hold its properties and assets, and to carry on its business as currently conducted.

2.1.10Partnership Interests. Schedule 2.1.10 sets forth all of the issued and outstanding partnership interests of Tampa Westshore (collectively, the “Interests”). The Interests are duly authorized, validly issued, fully paid and non-assessable. Except as may be provided in the Tampa Westshore Agreement, there are no (a) outstanding partnership or other ownership interests in Tampa Westshore other than the Interests, (b) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Tampa Westshore, IPHC or Woodland is a party or by which any such entity is bound, which obligate or could obligate (i) IPHC to transfer any of the Interests, or (ii) IPHC or Tampa Westshore to issue, deliver or sell additional partnership interests in Tampa Westshore, or (c) arrangements or undertakings which obligate or could obligate IPHC or Tampa Westshore to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. No person or entity has any voting or management rights as to Tampa Westshore other than (i) IPHC and (ii) Woodland. IPHC has not received any notice of any lien or assignment with respect to the Interests. IPHC is the sole owner of the Partnership Interest, free and clear of any and all liens, encumbrances, pledges and other rights of third parties. The Certificate of Limited Partnership of Tampa Westshore filed with the Office of the Secretary of State of Delaware is described on Schedule 2.1.10, and the Second Amended and Restated Limited Partnership Agreement of Tampa Westshore is described on Schedule 2.1.10, all of which have been delivered to the Investor and have not been modified or amended except as set forth on Schedule 2.1.10 (the “Organizational Documents”), and except for said Organizational Documents, there are no other agreements of any type or kind with respect to voting, control, existence, formation, ownership or governance of Tampa Westshore or with respect to issuance of additional partnership interests in Tampa Westshore. Upon Closing, Investor will acquire good, valid and indefeasible title to the Partnership Interest, free and clear of any and all liens, encumbrances, security interests and other interests of third parties, other than any relating to or caused by Investor and subject to the terms of the Tampa Westshore Agreement.

2.1.11No Breach or Default. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall result in a material breach or default under any agreement, document, instrument or any other obligation to which Tampa Westshore is a party or by which Tampa Westshore may be bound, or under any law, statute ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body binding on Tampa Westshore.

2.1.12Taxes.

(a)Tampa Westshore has qualified for taxation as a partnership for federal, state and local income Tax (as defined in Section 2.10(a) hereof) purposes at all times during its existence, and no Tax authority has asserted any position to the contrary.

(b)Tampa Westshore has delivered or made available to Investor true, complete and correct copies of any and all Tax Returns filed by, or with respect to, Tampa Westshore for all tax years since 2008. Tampa Westshore has timely filed, or will timely file, all Tax returns and reports required to be filed with respect to Taxes for any Tax period ending on or before the Effective Date and to IPHC’s Knowledge were true, correct and complete in all material respects.

(c)Tampa Westshore has paid or caused to be paid and will as of the Effective Date pay or cause to be paid all Taxes required to be so paid by Tampa Westshore prior to the Effective Date. Tampa Westshore has withheld and timely paid all Taxes required to be withheld by it under applicable Tax laws. Tampa Westshore is not a party to or bound by, nor has it any obligation under, any income Tax allocation, sharing, indemnity or similar agreement or arrangement.

(d)As of the Effective Date, Tampa Westshore has not received written notice from the Internal Revenue Service or any other governmental authority asserting against Tampa Westshore any deficiency, assessment or claim for any material amount of additional Taxes.

(e)As of the Effective Date, Tampa Westshore has not received written notice of any federal, state, local or foreign audits or other administrative proceedings or court proceedings pending or asserted with regard to any Taxes or Tax returns of Tampa Westshore.

(f)There are no agreements, waivers or arrangements currently in effect that extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from Tampa Westshore for any taxable period that have not been resolved or closed prior to the Effective Date. No power of attorney on behalf of Tampa Westshore with respect to any Tax matter is currently in place. Except as set forth on Schedule 2.1.12(f) hereto, no closing agreement pursuant to Section 7121 of the Code or similar provision of any state, local or foreign law has been entered into by Tampa Westshore that is currently in force or effect.

(g)There are no outstanding or pending requests for rulings, determinations, letters or similar administrative pronouncements issued (or to be issued) by a governmental authority with respect to Taxes that will be (or if issued would be) binding upon Tampa Westshore after the Effective Date.

(h)Tampa Westshore has not entered into a reportable transaction as defined in Treasury Regulations section 1.6011-4(b).

(i)Tampa Westshore shall terminate as of the Effective Date pursuant to Code Section 708(b)(1)(B) and income, gains, losses, deductions and credits that relate to periods prior to the Effective Date shall be allocated to IPHC and Woodland for tax purposes.

2.1.13Litigation. Except for any matters set forth on Schedule 2.1.13 attached hereto, there is no currently pending (which includes any litigation served upon Tampa Westshore which is outstanding), nor to IPHC’s Knowledge, any threatened (in writing) action, suit, litigation or other governmental proceeding (legal or administrative) against Tampa Westshore or any affiliate of Tampa Westshore related to the Property that is not covered by insurance (subject to a deductible or self-insured retention). There are no judgments, orders or decrees of any kind against Tampa Westshore or any affiliate of Tampa Westshore related to the Property.

2.1.14Other Assets. Tampa Westshore does not own (a) any equity interest in any corporation, partnership, limited liability company, joint venture, trust or other legal entity, or (b) any property other than the Property. Tampa Westshore does not engage (and has not engaged) in any business or activity other than the development, ownership, management and operation of the Property.

2.1.15Taxable REIT Subsidiary.

(a)    Tampa Westshore does not hold any direct or indirect ownership or beneficial interest in any entity that is treated as a taxable REIT subsidiary within the meaning of Section 856(l) of the Code (each a “TRS”).
(b)    No affiliate of IPHC (including, without limitation, any entity in which The Taubman Realty Group Limited Partnership or Taubman Centers, Inc. owns a direct or indirect beneficial ownership interest) that is treated as a TRS provides any services at the Property or to Tampa Westshore, except that the property manager, an affiliate of IPHC, is a limited liability company (treated as a partnership for federal income tax purposes) in which a TRS owns an interest, but such TRS does not provide any services at the Property or to Tampa Westshore.
(c)    The questionnaire entitled “Taubman Centers, Inc., Customary Services Questionnaire” dated October 24, 2013, relating to the Property and annexed hereto as Exhibit G was completed by an employee of the property manager, an affiliate of IPHC, and such questionnaire is true, correct and complete in all material respects as of the Effective Date.

2.1.16Prohibited Persons and Transactions. IPHC and Tampa Westshore are in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons (as hereinafter defined) with respect to the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Neither IPHC nor Tampa Westshore (i) has been designated as a “specifically designated national and blocked person” on the most current list published by OFAC at its official website (http;//www.treas.gov/ofac/t11sdn.pdf) or at any replacement website or other replacement official publication of such list (collectively, the “List”); (ii) has been charged with money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering; (iii) has been determined by competent authority to be subject to the prohibitions contained in the Orders; (iv) is owned or controlled by, or acts for or on behalf of, any Person listed on the List or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; and (v) shall assign this Agreement or any interest herein, if any, to any Person who is listed on the List or who is engaged in illegal activities. Notwithstanding the foregoing, IPHC makes no representation regarding owners of publicly traded shares or unit holders in IPHC’s affiliates. For purposes of this subsection, “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto. If IPHC or Tampa Westshore or any beneficial owner or principal of IPHC or Tampa Westshore (which, except entities controlled by IPHC or IPHC’s affiliates, shall be in the event that IPHC obtains knowledge thereof) becomes listed on the List or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, IPHC shall immediately notify Investor.

2.1.17ERISA. Neither (i) any assets of IPHC or Tampa Westshore, nor (ii) any funds to be used by IPHC or Tampa Westshore with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder) (“ERISA”) or the Internal Revenue Code of 1986, as amended, and the Regulations issued pursuant thereto (collectively, the “Code”), considered for any purpose of ERISA or Section 4975 of the Code to be assets of a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code (“Plan”). IPHC is not executing this Agreement on behalf of any Plan. IPHC will not perform its obligations or exercise its rights or remedies under this Agreement on behalf of or for the benefit of any Plan. Neither the execution nor delivery of this Agreement by IPHC, nor the performance by IPHC of its obligations or the exercise of its rights or remedies under this Agreement, nor to IPHC’s Knowledge any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

2.1.18Foreign Person. Neither IPHC nor Tampa Westshore is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Representations Pertaining to the Shopping Center and the Property:
2.1.19Governmental Proceedings or Notices. To IPHC’s Knowledge, Tampa Westshore has not received any written notice from any governmental authority of (i) any pending or currently threatened condemnation proceedings affecting the Shopping Center, the Property, or any portion thereof, (ii) any proposed or currently threatened proceeding for the rezoning of the Property or any portion thereof, or (iii) any material violation of any law, ordinance, order, administrative rule, regulation, permit, court order, requirement, or order of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which has not been corrected.

2.1.20Leases. Schedule 1.1(c) contains a true, correct and complete list of all Leases, and all tenants and other occupants that are party to a Lease with Tampa Westshore as of the Effective Date, and there are no occupancy or possession agreements affecting the Property except for the Leases. True, correct and complete copies, in all material respects, of all Leases (receipt of which Investor acknowledges) have been delivered to Investor. The information set forth on the Rent Roll was prepared for Tampa Westshore by Tampa Westshore’s third party manager of the Property, and the Rent Roll is the rent roll used by Tampa Westshore in the ordinary course of business and has not been altered or modified. The information set forth on the tenant delinquency report attached hereto as Schedule 2.1.20 (the “Delinquency Report”) is true, complete and correct in all material respects as of the date shown on said Delinquency Report. Except as disclosed on Schedule 2.1.20, no tenant has made rent payments in advance for more than one (1) month. Other than in connection with the Existing Loan, rent and other sums due or to become due under the Leases are not as of the Effective Date assigned, encumbered or subject to any liens. To IPHC’s Knowledge, Tampa Westshore is not in default of any of its obligations under any of the Leases.

2.1.21Management Agreement, Etc.. To IPHC’s Knowledge, IPHC has delivered to Investor true and correct copies of all brokerage agreements affecting the Shopping Center and/or Parcel E which are binding on Tampa Westshore, if any, and all currently effective amendments, modifications, side letters and supplements thereto (receipt of which Investor acknowledges). Except as set forth on Schedule 2.1.21 attached hereto, to IPHC’s Knowledge, there are no leasing commissions due or owing, or which will or may become due and owing, by Tampa Westshore in connection with any of the existing Leases in effect on the Effective Date. Except as expressly set forth in any Tenant Lease, or as set forth on Schedule 2.1.21 attached hereto, to IPHC’s Knowledge, there are no leasing commissions due or owing, or which will or may become due and owing, by Tampa Westshore in connection with any options or renewals or extensions of any existing Leases.

2.1.22Tax Proceedings. There are no pending tax certiorari proceedings affecting or with respect to the Property.

2.1.23Bankruptcy. Tampa Westshore is not the subject of, nor has Tampa Westshore received any notice that it has or will become the subject of, any reorganization, liquidation, dissolution, receivership or other actions or proceedings under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., or any other federal, state or local laws affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon.

2.1.24Service Contracts, Etc. To IPHC’s Knowledge, IPHC has caused to be delivered to Investor true and correct copies of the Service Contracts (receipt of which Investor acknowledges). The list of Service Contracts attached hereto as Schedule 1.1(e) is true, correct and complete in all material respects. Tampa Westshore has not received a written notice of default under any such service contract and Tampa Westshore has not sent the provider a written notice of default of an obligation under any Service Contract. Other than the Shopping Center Lease, the Parcel E. Lease, the Mall Agreements, the Loan Documents and any agreement set forth as an exception in the title insurance policy issued by the Title Company obtained by Investor, Tampa

Westshore is not a party to any material agreement which would have a material adverse effect on Tampa Westshore or the Property.

2.1.25Environmental Matters. Except as may be set forth in the environmental reports delivered to Investor and identified on Schedule 2.1.25 attached hereto (receipt of which reports Investor acknowledges), Tampa Westshore has received no written notice that the Shopping Center is in violation of any federal, state or local law, ordinance or regulation applicable to the Property and/or the Shopping Center with respect to hazardous or toxic substances or industrial hygiene (collectively, “Environmental Laws”), which violation has not been corrected. To IPHC’s Knowledge, the environmental reports listed on Schedule 2.1.25 are all of the material environmental reports relating to the Property and/or the Shopping Center which are in the possession or control of Tampa Westshore or IPHC. Except as may be set forth in such reports, Tampa Westshore has not received written notice of any violation of any Environmental Laws with respect to the Property or the Shopping Center which has not been corrected.

2.1.26Tenant Deposits. Schedule 2.1.26 attached hereto identifies all tenant deposits held by Tampa Westshore in connection with the Leases.

2.1.27Default Notices; Tenant Defaults. Schedule 2.1.27 attached hereto sets forth a list of all default notices delivered to tenants of the Shopping Center under the Leases by Tampa Westshore within the one (1) year period preceding the Effective Date, except for any defaults which have been cured. Except as set forth on Schedule 2.1.27 or on the Delinquency Report, no tenant is in monetary default under its Lease.

2.1.28Employees. Tampa Westshore has no employees and has never had any employees. To IPHC’s Knowledge, there are no union agreements or collective bargaining agreements in effect covering any employees engaged in the operation or maintenance of the Property.

2.1.29Shopping Center Lease; Parcel E Lease. Neither IPHC nor Tampa Westshore has received any written notice from Ground Lessor that Tampa Westshore is in default under the Parcel E Lease or the Shopping Center Lease, and to IPHC’s Knowledge, no other party is in default under the Parcel E Lease or the Shopping Center Lease.

2.1.30Indebtedness. Except for (a) the Existing Loan and (b) accounts payable in the ordinary course of Tampa Westshore’s business of owning the Property and reflected on Schedule 2.1.30, Tampa Westshore does not have any outstanding indebtedness for money borrowed whether evidenced by a note or otherwise, including loans or advances by IPHC, Woodland or affiliates of IPHC or Woodland to Tampa Westshore, and has not given any guaranty, indemnity, comfort letter or other assurance of payment or security of any nature for, or otherwise agreed to become directly or contingently liable for, indebtedness for money borrowed. As of the Effective Date, the outstanding principal balance of the Existing Loan is $325,000,000.00. Neither IPHC nor Tampa Westshore has received written notice of any default under the Existing Loan that remains uncured. All of the Loan Documents are listed on Exhibit D attached hereto, true, correct and complete copies of which have been delivered to Investor.

2.1.31REA and Other Agreements. The documents identified in the Title Commitments, together with the REA and the Other Agreements, true, correct and complete copies (in all material respects) of which have been delivered to Investor, are all the declarations, cross easement agreements and similar instruments which have been entered into by Tampa Westshore with the parties to the REA. With respect to the REA and the Other Agreements: (i) they have not been amended except as evidenced by written amendments, copies of which have been delivered to Investor; (ii) there are no monetary obligations of Tampa Westshore thereunder except as set forth herein or therein; (iii) neither IPHC nor Tampa Westshore has given or received any written notices of default of any monetary or non-monetary obligation thereunder which have not previously been cured; (iv) Tampa Westshore has paid all amounts due and payable by it as of the Effective Date pursuant to the Development Order (as defined in the Development Agreement (as hereinafter defined)) and/or Section 7.05(c) of the Development Agreement; and (v) to IPHC’s Knowledge, there are no pending claims, defenses or offsets which have been asserted in writing by any party to the REA or any Other Agreement against Tampa Westshore or IPHC or, to IPHC’s Knowledge, any other party.

2.1.32Condemnation. IPHC has not received and does not have any Knowledge of any written notice of any pending or threatened condemnation or eminent domain action against the Property or any portion thereof, or any formal notice of condemnation with respect to the Property or any portion thereof.

2.1.33Title Insurance. The copies of those title policies obtained by Tampa Westshore with respect to its interest in the Shopping Center and in Parcel E, including those obtained by Lender in connection with the Existing Loan, each listed on Schedule 2.1.33, are, to IPHC’s Knowledge, in full force and effect.

2.2Investor’s Representations. To induce IPHC to enter into this Agreement and to consummate the transactions contemplated hereby, Investor hereby makes the following representations and warranties to IPHC as of the Effective Date:

2.2.1Formation. Investor is a duly organized limited liability company, validly existing, and in good standing under the laws of the State of Delaware.

2.2.2Authority. Investor has the limited liability company power, capacity and authority to own the Partnership Interest and to consummate the transactions contemplated by this Agreement. This Agreement and all instruments, documents, and agreements to be executed by Investor in connection herewith are duly authorized, executed and delivered by Investor and are valid, binding and enforceable obligations of Investor. The execution and delivery of this Agreement and performance of Investor’s obligations hereunder do not require any third-party consents, approvals, authorizations or actions (except as may be required under the Loan Documents).

2.2.3Requisite Action. As of the Effective Date, all requisite limited liability company action has been taken by Investor, and all requisite consents have been obtained in connection with Investor’s execution, delivery, and performance of this Agreement, the instruments and documents referenced herein, and the consummation of the transactions contemplated hereby.

2.2.4No Breach or Default. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof shall result in a breach of or constitute a default under Investor’s organizational documents or any other agreement, document, instrument or any other obligation to which Investor is a party or to which Investor may be bound or affected, or under any law, statute, ordinance, rule or governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Investor.

2.2.5Compliance. Investor is not: (a) acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity, or nation pursuant to any law, ordinance, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (b) engaging in the transaction contemplated by this Agreement or instigating or facilitating this transaction, directly or indirectly, for or on behalf of itself or any such person, group, entity or nation.

2.2.6No Bankruptcy. Investor is not the subject of any reorganization, liquidation, dissolution, receivership, or other action or proceeding under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., or any other municipal, county, state, or federal statute, code, ordinance, law, rule, or regulation affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary, and including, without limitation, any proceeding to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer, or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon.

2.3Understanding of IPHC. IPHC understands the meaning and legal consequences of its agreements, representations, and warranties contained in this Agreement. Subject to Sections 2.5, 2.8 and 2.9, IPHC agrees to indemnify, defend and hold harmless Investor from and against any and all claims due to or arising out of a breach of any of the agreements, representations, or warranties of IPHC contained in this Agreement.

2.4Understanding of Investor. Investor understands the meaning and legal consequences of its agreements, representations, and warranties contained in this Agreement. Subject to Sections 2.6, 2.8 and 2.9, Investor agrees to indemnify, defend and hold harmless IPHC from and against any and all claims due to or arising out of a breach of any of the agreements, representations, or warranties of Investor contained herein.

2.5Knowledge Regarding IPHC’s Representations and Warranties. To the extent Investor has actual knowledge prior to Closing that any representation or warranty made by IPHC hereunder is untrue or inaccurate in any material respect, then IPHC shall not be deemed to have breached such representation or warranty, Investor shall be deemed to have waived any cause of action or claim for damages against IPHC arising out of such material untruth or inaccuracy, and such representation or warranty shall be deemed modified to reflect Investor’s actual knowledge.

2.6Knowledge Regarding Investor’s Representations and Warranties. To the extent IPHC has actual knowledge prior to Closing that any representation or warranty made by Investor hereunder is untrue or inaccurate in any material respect, then Investor shall not be deemed to have breached such representation or warranty, IPHC shall be deemed to have waived any cause of action or claim for damages against Investor arising out of such material untruth or inaccuracy, and such representation or warranty shall be deemed modified to reflect IPHC’s knowledge or deemed knowledge, as the case may be.

2.7AS IS/WHERE IS. Except as set forth in this Agreement or in any documents executed by IPHC in connection with Closing, there are no representations or warranties of any kind whatsoever, express or implied, made by IPHC or its agents, representatives, affiliates, or employees in connection with this Agreement, Investor’s investment in Tampa Westshore, the physical condition of the Property and the Shopping Center, the profitability of Tampa Westshore or the Shopping Center, whether Tampa Westshore and the Shopping Center or the Property complies with applicable laws, or as to any other fact or matter whatsoever, whether pertaining to IPHC, the Property, the Shopping Center or otherwise. Except as set forth in this Agreement or in any documents executed by IPHC or Tampa Westshore in connection with Closing, Investor is not relying on any statement or representation of, or on any information or document supplied by IPHC or its agents, representatives, principals or employees, and Investor, in entering into this Agreement and in completing its investment in Tampa Westshore, is relying entirely on its own review and investigation of the Property, the Shopping Center and Tampa Westshore. Except for the representations and warranties of IPHC set forth in this Agreement or in any documents executed by IPHC in connection with Closing, Investor hereby acknowledges and agrees that Investor is investing in Tampa Westshore and thereby accepting the Partnership Interest in its present “AS-IS/WHERE-IS” condition with all defects. Except for the representations and warranties of IPHC set forth in this Agreement or in any documents executed by IPHC in connection with Closing, Investor and anyone claiming by, through, or under Investor hereby fully and irrevocably release IPHC, their respective affiliates, and their respective agents, representatives, principals and employees from any and all claims that such parties may now have or hereafter acquire against such Person for any claims arising from or relating to any condition of the Property or the Shopping Center as of the Effective Date, including, without limitation, any construction defects, errors or omissions, compliance with laws, environmental matters, or any other condition or circumstance affecting all or any portion of the Property, the Shopping Center, or their use or operation. This release includes claims of which Investor is currently unaware or which Investor does not currently suspect to exist in its favor which, if known by Investor, would materially affect the foregoing release by Investor.

2.8Limitation on Liability. Notwithstanding anything contained herein or in any closing document to the contrary: except for the indemnities contained in Sections 6.1(a), (b) and (c) and Section 7.11, the obligations under Article 4, and the obligations, agreements, representations and warranties contained in Sections 2.1.1 - 2.1.6, 2.1.8 - 2.1.11, and 2.1.17, for which liability shall not be limited in any manner, (a) IPHC shall not have any liability to Investor for any breach by IPHC of any of its agreements, promises, covenants, indemnities, representations, or warranties hereunder unless, until, and only to the extent that Investor’s damages and claims resulting therefrom exceed the total sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Minimum Claim Amount”); and (b) IPHC’s total liability to Investor for any breach by IPHC of any of IPHC’s agreements, promises, covenants, indemnities, representations, or warranties hereunder (other than those for which there is, as herein provided, no limit) shall be limited to the aggregate sum of Four Hundred Thousand Eight Hundred One and 60/100 Dollars ($400,801.60) (the “Liability Limitation”). Notwithstanding the foregoing, the foregoing Limitation Liability and Minimum Claim Amount shall not apply to any fraud on the part of IPHC. The provisions of this Section 2.8 shall survive the Closing.

2.9Survival of Obligations. The representations and warranties of IPHC set forth in Sections 2.1.1 - 2.1.6, 2.1.8 - 2.1.11, and 2.1.14 - 2.1.18 shall survive the Closing indefinitely (the “Indefinite Surviving Representations”). The representations and warranties of IPHC set forth in Section 2.1.12 (the “Tax Representations”) shall survive the Closing until ninety (90) days after the expiration of the relevant statute of limitations (the “Tax Representation Survival Period”). Notwithstanding any provision of this Agreement to the contrary, the representations and warranties of IPHC other than the Indefinite Surviving Representations and the Tax Representations (the “Project Representations”; the Tax Representations and the Project Representations, collectively, the “Limited Surviving Representations”) shall survive until the first (1st) anniversary of the date of the Effective Date (the “Project Representation Survival Period”; the Project Representation Survival Period and the Tax Representation Survival Period, the “Survival Periods”, and each a “Survival Period”). No claim by Investor following Closing for a breach of any Limited Surviving Representation shall be actionable or payable unless written notice containing a description of the specific nature of such breach or claim shall have been given to IPHC prior to the expiration of the applicable Survival Period and an action shall have been commenced in a court having jurisdiction within ninety (90) days after the expiration of the applicable Survival Period, in which case such action shall survive until fully and finally resolved. IPHC’s right to enforce the representations and warranties set forth in Section 2.2 shall survive the Closing indefinitely.

2.10Certain Definitions. For purposes of Section 2, the following terms shall have the following meanings:

(a)“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, employment, unemployment, occupation, disability, service, use, license, net worth, payroll, franchise, transfer, employee, gift, recapture, estimated, alternative minimum, add-on minimum, value-added, severance, premium, profit, windfall profit, customs, duties, capital stock, stamp, registration and recording taxes, fees, charges, levies or assessments imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession), whether computed on a separate, consolidated, unitary, combined or other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(b)“Knowledge” means with respect to IPHC, the actual knowledge of Simon Leopold, Hans Schaefer and Ben Meeker without constructive or imputed knowledge and without inquiry by such individuals other than the property manager of the Property, Gary Malfroid, it being understood that the foregoing individuals shall not be personally liable for any inaccurate or incomplete statement or information or any other matter.

3.	CLOSING DELIVERIES.

3.1IPHC’s Deliveries. IPHC shall deliver or cause to be delivered at the Closing the following instruments and documents:

3.1.1Assignment. IPHC shall deliver to Investor three (3) counterparts of an assignment of the Partnership Interest (the “Assignment”) duly executed on behalf of IPHC transferring to Investor the Partnership Interest. The Assignment shall be in the form of Exhibit E attached hereto.

3.1.2Lender’s Consent. IPHC shall deliver to Investor the consent of the lender, Metropolitan Life Insurance Company, a New York corporation (the “Lender”), under Tampa Westshore’s current first mortgage loan (i.e., the Existing Loan) to (i) the transfer by IPHC of the Partnership Interest to Investor, (ii) the admission of Investor as a substitute partner in Tampa Westshore and (iii) the Tampa Westshore Agreement.

3.1.3Proof of Authority. Evidence of the authority and authorization of IPHC to enter into this Agreement and consummate the transactions contemplated hereby as reasonably approved by Investor, and evidence of the power and authority of the individuals executing and/or delivering this Agreement and any instruments, documents, assignments or certificates executed and delivered pursuant to this Agreement on behalf of IPHC as reasonably approved by Investor.

3.1.4Non-Foreign Certification. IPHC shall execute and deliver to Investor a certification in a form reasonably acceptable to Investor (the “Non-Foreign Certification”) setting forth its address and federal tax identification number and certifying that it is not a “foreign person” in accordance with and/or for the purposes of the provisions of Section 1445 of the Code and any regulations promulgated thereunder.

3.1.5[Intentionally omitted]

3.1.6Closing Statement. A counterpart copy of a closing statement (the “Closing Statement”), dated as of the date of Closing, duly executed on behalf of IPHC.

3.1.7The Tampa Westshore Agreement. Three (3) duly executed counterparts, on behalf of IPHC, of the Tampa Westshore Agreement.

3.1.8Indemnification and Contribution Agreement. A duly executed counterpart, on behalf of TRG, of an Indemnification and Contribution Agreement by and between The Taubman Realty Group Limited Partnership (“TRG”) and T-C Super Regional Mall Venture LLC as required pursuant to Section 3.8 of the Tampa Westshore Agreement in the form of Exhibit F hereto.

3.1.9Rent Roll. A copy of the existing Rent Roll as prepared by the property manager (without representations or recourse).

3.1.10Transfer Documents.    Such transfer tax forms as are required by law, rule or regulation, if any (the “Transfer Documents”).

3.1.11Tampa Westshore and IPHC Organizational Documents. (i) A certified copy of the limited partnership agreement and certificate of limited partnership of Tampa Westshore and a good standing certificate from the State of Delaware for Tampa Westshore, dated not more than thirty (30) days prior to the Effective Date evidencing that Tampa Westshore is in good standing in such state, and a certificate of good standing for Tampa Westshore from the State of Florida, dated not more than thirty (30) days prior to the Effective Date evidencing that Tampa Westshore is in good standing in such state, and (ii) a certified copy of the limited liability company agreement and certificate of organization of IPHC and a good standing certificate from the State of Delaware for IPHC dated not more than thirty (30) days prior to the Effective Date evidencing that IPHC is in good standing in such state, and a certificate of good standing for IPHC from the State of Florida, dated not more than thirty (30) days prior to the Effective Date evidencing that IPHC, doing business as IP Partner Holding Company, LLC is in good standing in such state.

3.1.12REA Estoppel. An estoppel certificate, dated no more than thirty (30) days prior to the Effective Date, from each party to the REA other than Tampa Westshore, reasonably acceptable to Investor.

3.1.13Parcel E Lease and Shopping Center Lease Estoppels. An estoppel certificate, dated no more than thirty (30) days prior to the Effective Date, from Ground Lessor with respect to each of the Parcel E Lease and the Shopping Center Lease, reasonably acceptable to Investor.

3.1.14Lease Estoppels. An estoppel certificate, acceptable to Investor and dated no more than thirty (30) days prior to the originally scheduled Effective Date, from such tenants required by Investor, reasonably acceptable to Investor.

3.1.15IPHC Affidavit. An owner’s affidavit in the form required by Chicago Title Insurance Company and Commonwealth Land Title Insurance Company (collectively, the “Title Company”) and reasonably acceptable to IPHC.

3.2Investor’s Deliveries. Investor shall deliver or cause to be delivered at the Closing the following instruments and documents:

3.2.1Purchase Price. Investor shall deliver to IPHC the Purchase Price by a federal wire transfer of immediately available funds to an account designated by IPHC.

3.2.2Proof of Authority. Evidence of the authority and authorization of Investor to enter into this Agreement and consummate the transactions contemplated hereby, and evidence of the power and authority of the individuals executing and/or delivering this Agreement and any instruments, documents, assignments or certificates executed and delivered pursuant to this Agreement on behalf of Investor.

3.2.3[Intentionally omitted]

3.2.4Closing Statement. A counterpart copy of the Closing Statement, dated as of the date of Closing, duly executed on behalf of Investor.

3.2.5The Tampa Westshore Agreement. Three (3) duly executed counterparts, on behalf of Investor, of the Tampa Westshore Agreement.

3.2.6Indemnification and Contribution Agreement. A duly executed counterpart, on behalf of T-C Super Regional Mall Venture LLC, of the Indemnification and Contribution Agreement by and between TRG and T-C Super Regional Mall Venture LLC.

3.3Miscellaneous Closing Matters. Each party shall execute and deliver such other documents that are reasonably required by the other party to evidence the closing and effectuate the intention of the parties to this Agreement; provided, however, that no such document shall impose any material cost or expense or other material obligation on a party that is not provided for in this Agreement.

4.	PRORATIONS.

4.1Proration of Distributions. Beginning January 1, 2014, distributions of available cash by Tampa Westshore under Tampa Westshore’s Second Amended and Restated Agreement of Limited Partnership, dated July 10, 2013 (each, a “Monthly Distribution”) are being calculated on a calendar month basis, and such distributions are being paid on the fifteenth (15th) day of each month, taking into account actual and anticipated revenue and expense for such calendar month. The parties hereto agree that the Monthly Distribution for January 2014, with respect to the Partnership Interest, which will be made on January 15, 2014, will be prorated on a per diem basis, based on the actual number of days in the month, with IPHC being entitled to one hundred percent (100%) of such per diem amount for the number of days in January prior to the Closing Date, and Investor and IPHC prorating the balance thereof with Investor being entitled to receive an amount equal to the product of such balance multiplied by a fraction, the numerator of which is one (1) and the denominator of which is forty-nine and one-tenth (49.1). Such proration of the Monthly Distribution with respect to the Partnership Interest shall be made on the Closing Date. The provisions of this Section 4.1 shall survive the Closing.

4.2Working Capital Adjustment.

4.2.1Definitions. As used herein, the following terms shall have the following meanings:

i.“Balance Sheet” means the balance sheet for Tampa Westshore as of December 31, 2013, which is attached hereto as Schedule 4.2.1(a).

ii.“Working Capital” means the “Working Capital Surplus” as set forth on the Balance Sheet.

4.2.2Working Capital Adjustment. The Working Capital shall be prorated in the manner set forth herein, based on the Balance Sheet. Since Working Capital is a positive number, Investor shall pay to IPHC at Closing an amount equal to one percent (1%) of the Working Capital.

4.2.3Reconciliation; “True Up.” On or before May 31, 2014, the parties shall reconcile and “true-up” the amount calculated and paid pursuant to this Section 4.2. Tampa Westshore anticipates receiving an independent audit of Tampa Westhshore’s 2013 financial statements (the “2013 Audit”) by March 31, 2014. On or before April 30, 2014, IPHC shall notify Investor (the “True-Up Notice”) whether the 2013 Audit details any matters that require an adjustment to the Balance Sheet, and, if the 2013 Audit does detail an adjustment, whether such adjustment would result in a change to the amount of Working Capital as originally calculated pursuant to this Section 4.2. If the 2013 Audit does not detail any matter that requires an adjustment to the Balance Sheet, then the amount originally calculated and paid pursuant to this Section 4.2 shall be deemed final. If the 2013 Audit details a matter that would result in a change to the Balance Sheet and the amount of Working Capital as originally calculated pursuant to this Section 4.2, then the True-Up Notice shall further include a calculation of either (y) the amount due from IPHC to Investor, or (z) the amount due from Investor to IPHC, and the party from whom payment is due shall make such payment on or before May 31, 2014.

4.2.4    Proration of Leasing Commissions. The parties hereto agree that the leasing commissions set forth on Schedule 2.1.21 hereto shall be prorated on the Closing Date on the basis of one percent (1%) to Investor and forty-nine and one-tenth percent (49.1%) to IPHC, and IPHC shall pay to Investor at Closing an amount equal to one percent (1%) of the leasing commissions set forth on Schedule 2.1.21 hereto.

4.2.5    Survival. This Section 4.2 shall survive the Closing for nine (9) months.

5.	CONDITIONS PRECEDENT.

5.1Title. The Title Company issues to Investor at Closing Title Insurance Policies pursuant to Chicago Title Insurance Company title commitment number 4614174 and Commonwealth Land Title Insurance Company title commitment number 4614798 (collectively, the “Title Commitment”). Further, as of the Effective Date, the Real Property shall be free and clear of any loans or other monetary liens other than those, if any, reflected in the Title Commitment, any mortgage, assignment of leases and rents and/or deed of trust associated with the Existing Loan, and tenant related liens in the ordinary course of business.

6.	INDEMNIFICATION.

6.1Indemnification by IPHC. IPHC shall, on, from and after the Closing: (i) indemnify, defend and hold harmless Tampa Westshore from and against an amount equal to one percent (1%) of the dollar amount of any and all claims, actions, suits, demands, losses, damages, liabilities, obligations, judgments, settlements, awards, penalties, costs or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) imposed upon or incurred by, or due by, Tampa Westshore, and (ii) indemnify, defend and hold harmless Investor, and its members, managers, partners, shareholders, directors and officers (collectively, the “Investor Parties”), from and against the full dollar amount of all Losses imposed upon or incurred by, or due by, the Investor Parties; but without duplication of Losses payable under (i) or (ii) above; with respect to the following: (a) tax liabilities of Tampa Westshore for all periods prior to the Effective Date (such period, “IPHC’s Ownership Period”), except to the extent Investor receives a credit at Closing with respect thereto, (b) any “Tort Claims” (as hereinafter defined) with respect to Tampa Westshore accruing during IPHC’s Ownership Period (except to the extent (i) the cost thereof is charged to and collected from tenants of the Property and (ii) of the insurance proceeds received by Tampa Westshore or Investor in connection therewith following Closing), (c) ownership by Tampa Westshore of any property other than the Property during IPHC’s Ownership Period, and (d) any “Stray Liabilities” (as hereafter defined), except to the extent Investor receives a credit at Closing with respect thereto. Notwithstanding the foregoing or anything set forth in this Agreement to the contrary, IPHC shall not indemnify any Tampa Westshore or Investor Parties with respect to any Excluded Liability (as hereinafter defined). The indemnity obligations of IPHC under this Section 6.1 shall survive the Closing as hereinafter set forth in Section 6.3, and the indemnity obligations of IPHC under subsections (a), (b) and (c) of this Section 6.1 shall not be subject to the limitations on liability set forth in Section 2.8.

As used in this Agreement:
“Tort Claims” means all claims and causes of actions seeking damages on account of injury to persons or damage to property occurring at, or in connection with the operation of, the Property.
“Stray Liabilities” means all obligations and liabilities of Tampa Westshore accruing during IPHC’s Ownership Period, contingent or otherwise, and all claims made at any time (whether before or after the Effective Date) asserting an obligation or liability of Tampa Westshore accruing during IPHC’s Ownership Period; provided, however, that notwithstanding the foregoing, Stray Liabilities do not include (A) Excluded Liabilities, (B) liabilities relating to a breach of a representation or warranty of IPHC, or (C) the liabilities and obligations recited in Sections 6.1(a), (b) and (c) above.
“Excluded Liabilities” means (A) all liabilities and obligations arising under the Parcel E Lease, Shopping Center Lease, Mall Agreements, Service Contracts, and any other contract relating to the Property and that first accrued on or after the Effective Date, (B) any matters or liabilities for which Investor is expressly responsible under any other section of this Agreement, (C) any liability or obligation with respect to which IPHC has been expressly released by Investor or which has been disclaimed by Investor, (D) the cost of repair, remediation or correction of any aspect of the Property or its systems or any environmental matter affecting the Property (including without limitation any Hazardous Substances located at, on, under, in or adjacent to the Property or migrating from the Property), and (E) any liability or obligation relating to or arising out of the condition of the Property.
6.2Survival. The indemnities contained in this Section 6 shall survive the Closing and the delivery of any conveyance documentation, but only as to claims of which the indemnified party notifies the indemnifying party in writing prior to the expiration of the statute of limitations for the particular claim, and not otherwise. No claim by an indemnified party following Closing under this Section 6 shall be actionable or payable unless written notice of such claim shall have been given to the indemnifying party prior to the expiration of the statute of limitations for the particular claim and an action shall have been commenced in a court having jurisdiction prior to the expiration of the statute of limitations for such claim, in which case such action shall survive until fully and finally resolved.

7.	GENERAL MISCELLANEOUS PROVISIONS.

7.1Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one (1) and the same instrument. For purposes of this Agreement, the delivery of a signature hereto by facsimile, PDF or other electronic format shall be deemed the same as the delivery of an original signature.

7.2Entire Agreement. This Agreement contains the entire integrated agreement of the parties with regard to its subject matter and supersedes all prior and contemporaneous understandings and agreements, whether oral or in writing, among the parties respecting the subject matter hereof. There are no representations, agreements, arrangements, or understandings, oral or in writing, between the parties with regard to the subject matter of this Agreement which are not fully expressed in this Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to those terms, and they may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

7.3Legal Advice; Neutral Interpretation; Headings. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

7.4[Intentionally Omitted]

7.5Severability. If any term, covenant, condition, or provision of this Agreement, or the application thereof to any person or circumstance, to any extent shall be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, covenants, conditions, or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and in no way shall be affected, impaired, or invalidated thereby.

7.6Waiver of Covenants, Conditions or Remedies. The waiver by one (1) party of the performance of any covenant, condition, or promise under this Agreement shall not invalidate this Agreement nor shall such waiver be considered a waiver by it of any other covenant, condition, or promise under this Agreement. The waiver by any or all of the parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. No waiver shall be effective unless such waiver is in writing and signed by the party against whom enforcement of such waiver is sought.

7.7Exhibits and Schedules. All exhibits and schedules to which reference is made in this Agreement are deemed incorporated in this Agreement, whether or not actually attached.

7.8Amendment. This Agreement may be amended only by the written agreement of all the parties hereto. All amendments, changes, revisions, and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the parties hereto despite any lack of legal consideration; provided, that the same shall be in writing and executed by all the parties hereto.

7.9No Third-Party Benefit. This Agreement is intended to benefit only the parties hereto, and no other person or entity has or shall acquire any rights hereunder.

7.10Intentionally Deleted.

7.11Brokers. Neither IPHC nor Investor have engaged any broker with respect to the transaction set forth in this Agreement other than Eastdil Secured, L.L.C. (the “Broker”), which has been engaged by IPHC. IPHC shall be responsible for all fees due Broker in connection with this Agreement. IPHC agrees to indemnify and hold harmless Investor against any claims incurred by reason of any brokerage fee, commission, or finder’s fee which is payable or alleged to be payable to Broker because of any agreement, act, omission, or statement of IPHC or its affiliates related to the Property and/or this Agreement or the transactions contemplated hereby. IPHC and Investor each agree to indemnify and hold harmless the other against any claims incurred by reason of any brokerage fee, commission, or finder’s fee which is payable or alleged to be payable to any broker or finder because of any agreement, act, omission, or statement of the indemnifying party related to the Property and/or this Agreement or the transactions contemplated hereby. The provisions of this Section 7.11 shall not be limited in any way by any terms of this Agreement and shall survive the Closing or any earlier termination of this Agreement.

7.12Manner of Giving Notice. All notices, demands, elections, or other communications (collectively, “Notices”), that IPHC or Investor is required or desires to give to the other, shall be given in writing and sent by personal delivery, overnight courier service, email transmission or certified mail, return receipt requested. Notices shall be deemed to be given for all purposes: (a) when presented personally; (b) one (1) business day after delivery to a nationally recognized, overnight courier service for delivery on the next business day; (c) upon the date of receipt or refusal to accept as indicated on the return receipt after mailing by certified mail, return receipt requested; and (d) upon confirmation of receipt when transmitted via email (only if followed by nationally recognized overnight courier service for delivery on the next business day); provided, however, that in the cases of (b) and (c), the addresses are correct and the cost of the courier service or postage, as applicable, has been paid. The addresses shall be as set forth below; provided, that if any party gives notice of a change of name or address, Notices to that party shall thereafter be given as requested in that notice.

To IPHC:
International Plaza Holding Company, LLC
c/o The Taubman Company LLC
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324
Attn: Simon Leopold
E-mail: SLeopold@taubman.com
With a copy to:
The Taubman Company LLC
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324
Attn: General Counsel
Email: CHeaphy@taubman.com
If to Investor, to:
T-C International Plaza Investor LP LLC
c/o Teachers Insurance and Annuity Association of America
8500 Andrew Carnegie Blvd.
Charlotte, NC 28262
Attn: William Harrison
Email: wharrison@tiaa-cref.org
With a copy to:
Teachers Insurance and Annuity Association of America
4675 MacArthur Court, Suite 1100
Newport Beach, CA 92660
Attn: Gabriel Steffens, Esq.
Email: gsteffens@tiaa-cref.org

and:
Seyfarth Shaw LLP
620 Eighth Avenue
New York, NY 10018
Attention: Lester M. Bliwise, Esq.
Email: lbliwise@seyfarth.com
Attn: Eric L. Sidman
Email: esidman@seyfarth.com
7.13Mutual Waivers of Jury Trial and Certain Damages. IPHC and Investor each hereby expressly, irrevocably, fully, and forever release, waive, and relinquish any and all right to trial by jury and all right to receive punitive, exemplary, special and consequential damages from the other (or any past, present, or future partner, board member, trustee, director, officer, employee, agent, representative, or advisor of the other) in any claim, demand, action, suit, proceeding, or cause of action in which IPHC and Investor are parties, which in any way (directly or indirectly) arises out of, results from, or relates to any of the following, in each case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: this Agreement; any past, present, or future act, omission, conduct, or activity with respect to this Agreement; any transaction, event, or occurrence contemplated by this Agreement; the performance of any obligation or the exercise of any right under this Agreement; or the enforcement of this Agreement.

7.14Survival. No terms of this Agreement shall survive Closing except for those which by their terms expressly survive.

7.15No Presumption Against Draftsman. IPHC and Investor acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

7.16Costs of Transactions. The cost of the transactions contemplated herein shall be allocated among the parties as follows: (i) each of IPHC and Investor shall pay its own legal, accounting and other professionals’ fees and expenses and any transfer expenses not provided herein to be paid by a specified party; (ii) Investor shall pay premiums for any title insurance it elects to purchase and any fees for any searches it may obtain; (iii) IPHC shall pay any and all amounts due Broker and any transfer taxes incurred in connection with the transactions contemplated herein; and (iv) IPHC and Investor shall pay equal amounts of the actual costs incurred in obtaining the required Lender approval under the Loan Documents.

7.17Press Releases. The parties hereto shall not issue any press releases with respect to the transactions contemplated hereby or consummated in accordance with the terms hereof except as required by law, regulation, New York Stock Exchange requirement or upon the mutual agreement of the parties as to the form and content of such press release (with consent may be withheld in either party’s sole discretion).

7.18Post-Closing Remedies. After Closing, IPHC and Investor shall, subject to the terms and conditions of this Agreement including the limitations in Section 7.13, have such rights and remedies as are available at law or in equity.

7.19Choice of Law. This Agreement shall be governed by the laws of the State of New York.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first-above written.

INTERNATIONAL PLAZA HOLDING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Simon Leopold
Name:	Simon Leopold
Its:	Authorized Signatory

[Additional signature to follow on next page]

T-C INTERNATIONAL PLAZA INVESTOR GP LLC, a Delaware limited liability company

By:	T-C International Plaza REIT LLC, a Delaware limited liability company, its sole member

	By:	T-C Super Regional Mall Venture LLC, a Delaware limited liability company, its sole member

		By:	TIAA Super Regional Mall Member Sub LLC, a Delaware limited liability company, its Designated Member

			By:	/s/ William C. Harrison
			Name:	William C. Harrison
			Title:	Assistant Sec.

SCHEDULES
Schedule 1.1(c)    Rent Roll
Schedule 1.1(c-1)    Schedule of Leases
Schedule 1.1(e)    Service Contracts
Schedule 1.1(g)    REAs
Schedule 1.1(h)    Other Agreements
Schedule 2.1.10    Partnership Interests and Organizational Documents
Schedule 2.1.12(f)    Closing Agreement Regarding Florida Sales Tax
Schedule 2.1.13    Litigation
Schedule 2.1.20    Delinquency Report
Schedule 2.1.21    Leasing Commissions
Schedule 2.1.25    Environmental Reports
Schedule 2.1.26    Tenant Deposits
Schedule 2.1.27    Tenant Default Notices
Schedule 2.1.30    Accounts Payable
Schedule 2.1.33    Existing Title Policies
Schedule 4.2.1(a)    Pro-forma Calculations

EXHIBITS
Exhibit A    Shopping Center Land
Exhibit B    Parcel E Land
Exhibit C    Intentionally Omitted
Exhibit D    Loan Documents
Exhibit E    Assignment
Exhibit F    Indemnification and Contribution Agreement
Exhibit G    Taubman Centers, Inc., Customary Services Questionnaire